Etsy, Inc. Reports Fourth Quarter and Full Year 2022 Results

Brooklyn, NY - February 22, 2023 - Etsy, Inc. (NASDAQ: ETSY), which operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world, today announced financial results for its fourth quarter and full year ended December 31, 2022.
“We are extremely proud of our team’s ability to dramatically improve the Etsy customer experience over the course of 2022,” said Josh Silverman, Etsy, Inc. Chief Executive Officer. “Despite significant macroeconomic headwinds, we maintained the vast majority of our pandemic gains and delivered double digit revenue growth and excellent profitability for the year. We believe our strong and steady performance proves the relevancy of our “Right to Win” strategy, the focus and investment discipline of our teams, and the resiliency of our business model. Etsy truly stands for something different.”
Fourth quarter 2022 performance highlights include:
•Consolidated GMS was $4.0 billion, down 4.0% year-over-year and down 0.7% on a currency neutral basis; Etsy marketplace reported GMS of $3.7 billion, down 3.5% year-over-year and up 145% on a three-year basis.
•All highlights in this section are for the Etsy marketplace only:
◦The Etsy marketplace’s GMS accelerated on a year-over-three year basis in the fourth quarter and grew year-over-year on a currency neutral basis during Cyber 5 (Thanksgiving through Cyber Monday). We had very strong GMS performance on Small Business Saturday and Giving Tuesday, which we believe indicates that buyers associate Etsy with shopping small and making a positive impact with their purchases.
◦GMS per active buyer on a trailing twelve month basis as of December 31, 2022 declined from the prior year to $132 as strong COVID-19 impacted periods rolled out of the metric. GMS per active buyer has grown 27% since 2019, and finished the year at well above pre-pandemic levels.
◦We acquired approximately 9.5 million new buyers in the fourth quarter. While new buyers declined year-over-year, new buyer acquisition was up 60% from the fourth quarter of 2019; meaningfully elevated compared to pre-pandemic periods.
◦Habitual buyers, those with 6 or more purchase days and over $200 in spend in the trailing twelve months, declined 9% year-over-year as strong COVID-19 related periods rolled out of the metric. Our number of habitual buyers has grown 194% since December 31, 2019.
◦GMS from transactions where either a buyer or seller or both were outside of the U.S. represented 45% of overall GMS, and increased 5% year-over-year on a currency-neutral basis.
◦GMS from paid channels was 22% of overall GMS, expanding about 360 basis points compared to the fourth quarter of 2021.
•Consolidated revenue was a record $807.2 million, up 12.6% year-over-year, with take rate (i.e., consolidated revenue divided by consolidated GMS) increasing to 20%.
•Consolidated net income was $109.5 million, with consolidated net income margin (i.e., net income divided by revenue) of 14%, down 32.2% year-over-year, with diluted earnings per share of $0.77.
•Consolidated non-GAAP Adjusted EBITDA was a record $227.2 million, with consolidated non-GAAP Adjusted EBITDA margin (i.e., consolidated non-GAAP Adjusted EBITDA divided by consolidated revenue) of 28%, down about 300 basis points year-over-year.
•We ended the year with $1.2 billion in cash and cash equivalents, short- and long-term investments. Under Etsy’s stock repurchase program, during the quarter Etsy repurchased an aggregate of approximately $150 million, or 1,343,260 shares, of its common stock.
“The Etsy marketplace’s strong holiday performance and accelerating year-over-three-year GMS in the fourth quarter enabled us to end the year on a high note,” said Rachel Glaser, Etsy’s Chief Financial Officer. “We are now nearly three times the size we were pre-pandemic, and we’ve been careful about how we have grown our cost basis to catch up with the size of the business - visible in our sustained profitable growth and strong free cash flow.”

Fourth Quarter and Full Year 2022 Financial Summary
(in thousands, except percentages; unaudited)

The financial results of Elo7 and Depop have been included in our consolidated financial results from July 2, 2021 and July 12, 2021 (the dates of acquisition), respectively. The GAAP and non-GAAP financial measures and key operating metrics we use are:

	Three Months Ended December 31,		% Growth (Decline) Y/Y		Year Ended December 31,		% Growth (Decline) Y/Y
	2022	2021			2022	2021
GMS (1)	$4,033,782	$4,201,277	(4.0)%		$13,318,396	$13,491,828	(1.3)%
Revenue	$807,241	$717,139	12.6%		$2,566,111	$2,329,114	10.2%
Marketplace revenue	$600,158	$541,216	10.9%		$1,910,887	$1,745,824	9.5%
Services revenue	$207,083	$175,923	17.7%		$655,224	$583,290	12.3%
Gross profit	$581,466	$508,173	14.4%		$1,821,519	$1,674,602	8.8%
Operating expenses	$442,122	$365,924	20.8%		$2,480,079	$1,208,870	105.2%
Net income (loss) (2)	$109,548	$161,557	(32.2)%		$(694,288)	$493,507	(240.7)%
Net income (loss) margin	14%	23%	(900)	bps	(27)%	21%	(4800)	bps
Adjusted EBITDA (Non-GAAP)	$227,219	$218,833	3.8%		$716,882	$716,613	—%
Adjusted EBITDA margin (Non-GAAP)	28%	31%	(300)	bps	28%	31%	(300)	bps

Active sellers (3)	7,470	7,522	(0.7)%		7,470	7,522	(0.7)%
Active buyers (3)	95,076	96,336	(1.3)%		95,076	96,336	(1.3)%
Percent mobile GMS	67%	65%	200	bps	67%	64%	300	bps
Percent GMS ex-U.S. Domestic (4)	44%	43%	100	bps	44%	42%	200	bps
(1)Consolidated GMS for the year ended December 31, 2022 includes Etsy.com GMS of $11.8 billion, Reverb GMS of $942.5 million, Depop GMS of $552.1 million, and Elo7 GMS of $69.7 million.
(2)Net loss for the year ended December 31, 2022 is driven by the Depop and Elo7 goodwill impairment charge of $1.0 billion.
(3)Consolidated active sellers and active buyers includes Etsy.com active sellers and active buyers of 5.4 million and 89.4 million, respectively, as of December 31, 2022.
(4)Percent GMS ex-U.S. Domestic was formerly referred to as percent non-U.S. GMS. Percent GMS ex-U.S. Domestic for Etsy.com for both the three months and the year ended December 31, 2022 was 45%.

For information about how we define our metrics, see our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022.

2022 “Right to Win” Product Investment Highlights

Select highlights from our 2022 product development initiatives appear in this table:

Best-in-Class Search and Discovery	X	Human Connections	X	A Trusted Brand
•Enhanced personalization utilizing multiple search engines
•Rolled out search improvements to non-U.S. markets
•Introduced new Visual Discovery experiences, including our Explore feature
•Launched Etsy image search

		•Continued improvement of messaging between buyers and sellers •Continued to expand use of seller and buyer videos on Etsy.com		•Launched Etsy Purchase Protection •Improved delivery transparency in non-U.S. markets •Stepped-up Handmade Policy enforcement •Improved clarity for returns

Our Sellers’ Collection of Unique Items
•Deepened usage of new Star Seller badging program •Fully launched new Etsy Seller App to all sellers

Fourth Quarter 2022 Operating Highlights

Select highlights of fourth quarter business initiatives for the Etsy marketplace are outlined below:
Product: Our primary focus in 2022 was to enhance the customer experiences across the Etsy marketplace in order to engage, retain, and grow our buyer base. These are just a few of our initiatives during the fourth quarter.
•Best-in-Class Search and Discovery:
◦Highlighted relevant quality of merchandise in United States search algorithms as we refined and expanded our view of the buyer journey. For example, we incorporated an item’s listing price and price level weightings into the search algorithm, which drove higher conversion and order value.
◦Tested prioritization of Star Seller listings, as well as items based on buyer reviews, with both tests demonstrating encouraging early performance. We added “social proof” on listings with no item level reviews by introducing “loyal customers” badges for shops with repeat customer traction.
◦Invested in discovery experiences, such as Etsy’s Explore feature. As of the fourth quarter, sellers were creating an average of nearly 6,000 video posts per week for Explore. We also introduced the “Discover tab” in Explore to allow users to browse and discover posts related to a category or hobby, for example, resulting in a conversion lift.
•A Trusted Brand:
◦Increased Etsy Purchase Protection (“EPP”) messaging ahead of the holiday selling season, including pre- and post-purchase trust signals for buyers and sellers. We continued to conduct A/B testing on EPP labeling at key points along the pre-purchase journey, which demonstrated higher conversion for EPP labeled items.
◦Introduced a ‘Quick Delivery’ feature for mobile web to increase buyer confidence in making a last minute purchase on Etsy, which resulted in a conversion rate win.
◦Improved delivery transparency in international markets, with 95% of non-U.S. listings including expected delivery dates and 93% including origin postal code information in the fourth quarter. The inclusion of expected delivery dates in search listings throughout the important holiday season drove a lift in conversion rate in non-U.S. markets.
•Our Sellers’ Collection of Unique Items:
◦Continued to gain traction with our Star Seller program: in the fourth quarter Star Sellers earned approximately 13% more GMS than their non-Star Seller counterparts, and the number of sellers with a badge increased 75% year-over-year.
◦Launched a new auto-reply feature that allows sellers to better manage their response times while delivering timely buyer message responses, an important criteria for the Star Seller program.
•Our Etsy Ads program continued to be a key driver of revenue growth. During the quarter we utilized neural network embeddings, a type of machine learning technique, to increase the relevance of paid ads. This advancement drove increased click-through rate and purchase frequency. We also launched a more visually engaging ad experience, adding videos to the homepage resulting in increased conversion and seller return on ad spend, indicative of our opportunity to expand Etsy Ads to other non-search spaces.
Marketing: We continued to optimize spending across our marketing channels, focusing on driving top-of-mind awareness and new buyer acquisition, increasing purchase frequency of existing buyers, and reactivating lapsed buyers.
•For Holiday 2022, we continued to emphasize Etsy’s wide breadth of extraordinary and unique gifts at all prices. We debuted new brand campaigns in the United States, United Kingdom, and Germany and our research indicates that this new messaging resonated with buyers.
•We drove strong performance marketing returns by utilizing a refined marketing attribution model that allowed us to spend deeper during critical periods. We saw positive results driving new buyer engagement from our performance marketing in 13 non-core markets. During the fourth quarter, approximately 58% of paid GMS in these countries came from new buyers. We also began testing performance marketing in India.
•During the fourth quarter, we successfully leveraged our CRM capabilities to promote seller “Thank You” coupon email reminders, offers for buyers’ recently favorited items, select flash sales on our app, abandoned cart reminders, as well as redesigned post-purchase “convos” and recommendation emails. These initiatives drove buyer re-engagement and frequency. We launched a Sweepstakes targeted at buyers with five or more purchases during a specific time frame. This program generated nearly 7 million new shop follows, and an increase in visit days and average spend for buyers who entered.
Below are a few fourth quarter 2022 operational highlights for our other marketplaces:

Reverb continued to improve the buyer and seller experience, adding regional shipping rates to drive increased adoption of free shipping and free two-day shipping, making improvements for sellers to more easily send offers to interested buyers, adding signals to highlight recently listed items that increased conversion, and promoting its ‘Watch List’ that helps buyers track desired gear and price changes. Reverb also continued to optimize its performance marketing investment, which drove a higher ROI, and tested new advertising channels.

Depop accelerated its product experimentation velocity, an important foundational focus area, nearly tripling velocity rate from the first quarter of 2022. Depop improved the quality of search by applying personalization from browsing history and adding new modules for complementary items to the website. Depop also improved pricing transparency that decreased the number of product views in search, driving discovery efficiency.

Elo7 enhanced search capabilities by making listings with fewer clicks more prominent on the site resulting in an increase in views of listings for new sellers. Elo7 tested an online marketing campaign aimed at driving brand awareness as it builds a broader marketing strategy.
2022 Impact Goals, Strategy and Progress: Etsy will provide detailed progress on our ESG pillars, outlined below, in our soon to be filed 2022 Annual Report on Form 10-K.
•Environmental pillar: includes progress towards achieving our Net Zero by 2030 goal, running sustainable operations, and marketplace sustainability initiatives.
•Social pillar: with goals to ensure equitable access to opportunities including prioritizing people and our DEI initiatives focused on employees, suppliers and the creative community.
•Governance pillar: focused on fostering a culture of ethics and accountability, including responsible marketplace practices, thoughtful corporate governance, integrated ESG reporting, and risk oversight and management.

Financial Guidance and Outlook

Etsy’s guidance for consolidated GMS, revenue, and Adjusted EBITDA for the first quarter of 2023 is:

GMS:         $2.95B to $3.15B

Revenue:        $600M to $640M

Adjusted EBITDA
margin:        26-27%

Please note that our guidance assumes currency exchange rates remain unchanged at current levels.

With respect to our expectations under “Financial Guidance and Outlook” above, reconciliation of Adjusted EBITDA and Adjusted EBITDA margin guidance to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity, and low visibility with respect to the charges excluded from these non-GAAP measures; in particular, stock-based compensation expense, foreign exchange loss (gain), acquisition-related expenses, and goodwill impairment and other non-recurring expenses can have unpredictable fluctuations based on unforeseen activity that is out of our control and/or cannot reasonably be predicted.
Regarding Etsy’s outlook, Mr. Silverman commented, “Etsy’s “Right to Win” strategy remains robust and relevant, and we have deep conviction in our ability to compete by strategically differentiating our value proposition, focusing on our sellers’ unique items, best-in-class search and discovery, human connections and a trusted brand. This year we’ll be focused on welcoming new buyers to the joy of Etsy, deepening buyer curiosity and engagement, instilling trust when transacting with us, and remaining the platform creative entrepreneurs love to sell on. You’ll also see us continuing to create an efficient corporate infrastructure that powers sustainable growth for all four of our marketplaces, as well as fostering an environment of career growth, community and equity for our employees globally.”
Regarding Etsy’s financial outlook, Ms. Glaser commented, “Etsy's strong acquisition of new buyers and reactivation of lapsed buyers last year are just two proof points of the strength of our brand - representative of a through line so to speak that cuts across volatility that we have seen and may continue to see in 2023. We highly value the agility and resilience of our team and our marketplaces, which have served us so well — enabling us to lean into critical growth investments while also protecting our margins. We believe that put us in a position of relative strength; and it's our goal to do that again in 2023.”

Webcast and Conference Call Information
Etsy will host a video webcast conference call to discuss these results at 5:00 p.m. Eastern Time today, which will be live-streamed via our Investor Relations website (investors.etsy.com) under the Events section. Those interested in submitting questions during the earnings call can do so by using the Q&A chat window, which will be available during the webcast. A copy of the earnings call presentation will also be posted to our website.
A replay of the video webcast will be available through the same link following the conference call starting at 8:00 p.m. Eastern Time this evening, for at least three months thereafter.
About Etsy
Etsy, Inc. operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world. These marketplaces share a mission to “Keep Commerce Human,” and we’re committed to using the power of business to strengthen communities and empower people. Our primary marketplace, Etsy.com, is the global destination for unique and creative goods. Buyers come to Etsy to be inspired and delighted by items that are crafted and curated by creative entrepreneurs. For sellers, we offer a range of tools and services that address key business needs.
Etsy, Inc.’s “House of Brands” portfolio also includes fashion resale marketplace Depop, musical instrument marketplace Reverb, and Brazil-based handmade goods marketplace Elo7. Each Etsy, Inc. marketplace operates independently, while benefiting from shared expertise in product, marketing, technology, and customer support.
Etsy was founded in 2005 and is headquartered in Brooklyn, New York.
Etsy has used, and intends to continue using, its Investor Relations website and the Etsy News Blog (blog.etsy.com/news) to disclose material non-public information and to comply with its disclosure obligations under Regulation FD. Accordingly, you should monitor our investor relations website and the Etsy News Blog in addition to following our press releases, SEC filings, and public conference calls and webcasts.
Investor Relations Contact:
Deb Wasser, Vice President, Investor Relations and ESG Engagement
ir@etsy.com

Jessica Schmidt, Sr. Director, Investor Relations
ir@etsy.com
Media Relations Contact:
Sarah Marx, Director, Corporate Communications
press@etsy.com

Cautionary Statement Regarding Forward-Looking Statements

This press release contains or references forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include statements relating to our financial guidance for the first quarter of 2023 and key drivers thereof and our investment and operating goal for 2023; the impact of our “Right to Win” and other growth strategies, including our strategies for integrating our “House of Brands” marketplaces, marketing and product initiatives, and investments and other levers of growth on our business and operating results, including future GMS and revenue growth; our ability to attract, engage, and retain buyers and sellers; our impact goals, strategy, and intended progress; the global macroeconomic uncertainty and volatility, including additional or unforeseen impacts that the COVID-19 pandemic and general market, political, economic, and business conditions may have on our business, strategy, operating results, key metrics, financial condition, profitability, and cash flows; and uncertainty regarding and changes in overall levels of consumer spending and e-commerce generally. Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “aim,” “anticipate,” “believe,” “could,” “enable,” “estimate,” “expect,” “goal,” “intend,” “may,” “outlook,” “plan,” “potential,” “target,” “will,” or similar expressions and derivative forms and/or the negatives of those words.

Forward-looking statements involve substantial risks and uncertainties that may cause actual results to differ materially from those that we expect. These risks and uncertainties include: (1) the level of demand for our services or products sold in our marketplaces and our ability to support our recent growth; (2) the importance to our success of the trustworthiness of our marketplaces and our ability to attract and retain active and engaged communities of buyers and sellers; (3) risks related to the COVID-19 pandemic; (4) the fluctuation of our quarterly operating results; (5) our failure to meet our publicly announced guidance or other expectations; (6) if we or our third-party providers are unable to protect against technology vulnerabilities, service interruptions, security breaches, or other cyber incidents; (7) our dependence on continued and unimpeded access to third-party services, platforms, and infrastructure; (8) macroeconomic events that are outside of our control; (9) operational and compliance risks related to our payments systems; (10) our ability to recruit and retain employees; (11) our ability to compete effectively; (12) our ability to enhance our current offerings and develop new offerings to respond to the changing needs of sellers and buyers; (13) our ability to demonstrate progress against our environmental, social, and governance Impact strategy; (14) our efforts to expand internationally; (15) our ability to successfully integrate and receive the expected benefits from the Depop and Elo7 acquisitions; (16) acquisitions that may prove unsuccessful or divert management attention; (17) regulation in the area of privacy and protection of user data; and (18) litigation and regulatory matters, including intellectual property claims. These risks and uncertainties are more fully described in our filings with the Securities and Exchange Commission, including in the section entitled “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, and subsequent reports that we file with the Securities and Exchange Commission. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, we cannot guarantee future results, levels of activity, performance, achievements, or events and circumstances reflected in the forward-looking statements will occur.

Forward-looking statements represent our beliefs and assumptions only as of the date of this press release. We disclaim any obligation to update forward-looking statements.

Etsy, Inc.
Condensed Consolidated Balance Sheets
(in thousands; unaudited)

	As of December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$921,278	$780,196
Short-term investments	250,413	204,416
Accounts receivable, net	27,888	27,266
Prepaid and other current assets	80,203	109,417
Funds receivable and seller accounts	233,961	220,206
Total current assets	1,513,743	1,341,501
Restricted cash	5,341	5,341
Property and equipment, net	249,744	275,062
Goodwill	137,724	1,371,064
Intangible assets, net	535,406	607,170
Deferred tax assets	121,506	95,863
Long-term investments	29,137	85,034
Other assets	42,360	50,774
Total assets	$2,634,961	$3,831,809
LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$28,757	$28,007
Accrued expenses	331,234	328,118
Finance lease obligations—current	4,731	2,418
Funds payable and amounts due to sellers	233,961	220,206
Deferred revenue	14,008	12,339
Other current liabilities	19,064	24,500
Total current liabilities	631,755	615,588
Finance lease obligations—net of current portion	105,699	110,283
Deferred tax liabilities	44,735	79,484
Long-term debt, net	2,279,640	2,275,418
Other liabilities	120,406	122,417
Total liabilities	3,182,235	3,203,190
Total stockholders’ (deficit) equity	(547,274)	628,619
Total liabilities and stockholders’ (deficit) equity	$2,634,961	$3,831,809

Etsy, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts; unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenue	$807,241	$717,139	$2,566,111	$2,329,114
Cost of revenue	225,775	208,966	744,592	654,512
Gross profit	581,466	508,173	1,821,519	1,674,602
Operating expenses:
Marketing	244,809	204,198	710,399	654,804
Product development	112,787	82,555	412,398	271,535
General and administrative	84,526	79,171	312,260	282,531
Goodwill impairment	—	—	1,045,022	—
Total operating expenses	442,122	365,924	2,480,079	1,208,870
Income (loss) from operations	139,344	142,249	(658,560)	465,732
Other (expense) income, net	(11,454)	2,124	(3,418)	5,922
Income (loss) before income taxes	127,890	144,373	(661,978)	471,654
(Provision) benefit for income taxes	(18,342)	17,184	(32,310)	21,853
Net income (loss)	$109,548	$161,557	$(694,288)	$493,507
Net income (loss) per share attributable to common stockholders:
Basic	$0.87	$1.27	$(5.48)	$3.88
Diluted	$0.77	$1.11	$(5.48)	$3.40
Weighted average common shares outstanding:
Basic	125,656,123	127,141,606	126,778,626	127,224,974
Diluted	143,981,481	147,631,123	126,778,626	146,683,324

Etsy, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands; unaudited)

	Year Ended December 31,
	2022	2021
Cash flows from operating activities
Net (loss) income	$(694,288)	$493,507
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Stock-based compensation expense	230,888	139,910
Depreciation and amortization expense	96,702	74,267
Provision for expected credit losses	12,464	16,031
Foreign exchange loss (gain)	1,238	(14,071)
Non-cash interest expense	578	578
Interest expense on marketable securities	652	3,154
Goodwill impairment	1,045,022	—
Deferred (benefit) for income taxes	(55,303)	(88,952)
Other non-cash expense, net	5,193	3,244
Changes in operating assets and liabilities, net of acquisitions	40,466	23,883
Net cash provided by operating activities	683,612	651,551
Cash flows from investing activities
Acquisition of businesses, net of cash acquired	—	(1,699,974)
Cash paid for asset acquisition and intangible assets	(6,456)	(1,937)
Purchases of property and equipment	(10,237)	(11,248)
Development of internal-use software	(20,506)	(16,922)
Purchases of marketable securities	(270,345)	(418,518)
Sales and maturities of marketable securities	277,520	590,630
Net cash used in investing activities	(30,024)	(1,557,969)
Cash flows from financing activities
Payment of tax obligations on vested equity awards	(79,163)	(118,167)
Repurchase of stock	(425,727)	(302,774)
Proceeds from exercise of stock options	15,024	22,706
Proceeds from issuance of convertible senior notes	—	1,000,000
Payment of debt issuance costs	(25)	(13,300)
Purchase of capped calls	—	(85,000)
Settlement of convertible senior notes	(44)	(43,900)
Payments on finance lease obligations	(6,307)	(8,864)
Other financing, net	(10,242)	2,048
Net cash (used in) provided by financing activities	(506,484)	452,749
Effect of exchange rate changes on cash	(6,022)	(10,234)
Net increase (decrease) in cash, cash equivalents, and restricted cash	141,082	(463,903)
Cash, cash equivalents, and restricted cash at beginning of period	785,537	1,249,440
Cash, cash equivalents, and restricted cash at end of period	$926,619	$785,537

Currency-Neutral GMS Growth
We calculate currency-neutral GMS growth by translating current period GMS for goods sold that were listed in non-U.S. dollar currencies into U.S. dollars using prior year foreign currency exchange rates.
As reported and currency-neutral GMS growth for the periods presented below is as follows:

	Quarter-to-Date Period Ended			Year-to-Date Period Ended
	As Reported	Currency-Neutral	FX Impact	As Reported	Currency-Neutral	FX Impact
December 31, 2022	(4.0)%	(0.7)%	(3.3)%	(1.3)%	1.6%	(2.9)%
September 30, 2022	(3.3)%	0.7%	(4.0)%	(0.1)%	2.7%	(2.8)%
June 30, 2022	(0.4)%	2.6%	(3.0)%	1.6%	3.7%	(2.1)%
March 31, 2022	3.5%	4.8%	(1.3)%	3.5%	4.8%	(1.3)%
December 31, 2021	16.5%	16.9%	(0.4)%	31.2%	29.6%	1.6%

Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted EBITDA Margin
In this press release, we provide Adjusted EBITDA, a non-GAAP financial measure that represents our net income (loss) adjusted to exclude: Interest and other non-operating (income) expense, net; provision (benefit) for income taxes; depreciation and amortization; stock-based compensation expense; foreign exchange loss (gain); acquisition-related expenses; and goodwill impairment. We also provide Adjusted EBITDA margin, a non-GAAP financial measure that presents Adjusted EBITDA divided by revenue. Below is a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure.
We have included Adjusted EBITDA and Adjusted EBITDA margin because they are key measures used by our management and Board of Directors to evaluate our operating performance and trends, allocate internal resources, prepare and approve our annual budget, develop short- and long-term operating plans, determine incentive compensation, and assess the health of our business. As our Adjusted EBITDA increases, we are able to invest more in our platforms.
We believe that Adjusted EBITDA and Adjusted EBITDA margin can provide useful measures for period-to-period comparisons of our business as they remove the impact of certain non-cash items and certain variable charges.
Adjusted EBITDA and Adjusted EBITDA margin have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•Adjusted EBITDA does not reflect other non-operating expenses, net of other non-operating income, including net interest expense;
•Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA does not consider the impact of stock-based compensation expense;
•Adjusted EBITDA does not consider the impact of foreign exchange loss (gain);
•Adjusted EBITDA does not reflect acquisition-related expenses;
•Adjusted EBITDA does not consider the impact of goodwill impairment; and
•other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.
Because of these limitations, you should consider Adjusted EBITDA and Adjusted EBITDA margin alongside other financial performance measures, including net income (loss), revenue, and our other GAAP results.

Reconciliation of Net Income (Loss) to Adjusted EBITDA and the Calculation of Adjusted EBITDA Margin
(in thousands, except percentages; unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net income (loss)	$109,548	$161,557	$(694,288)	$493,507
Excluding:
Interest and other non-operating (income) expense, net	(2,865)	3,323	3,212	7,748
Provision (benefit) for income taxes	18,342	(17,184)	32,310	(21,853)
Depreciation and amortization (1)	22,794	24,991	96,702	74,267
Stock-based compensation expense (2)	64,355	49,863	230,888	139,910
Foreign exchange loss (gain)	14,319	(5,447)	206	(13,670)
Acquisition-related expenses (3)	726	1,730	2,830	36,704
Goodwill impairment (4)	—	—	1,045,022	—
Adjusted EBITDA	$227,219	$218,833	$716,882	$716,613
Divided by:
Revenue	$807,241	$717,139	$2,566,111	$2,329,114
Adjusted EBITDA margin	28%	31%	28%	31%

(1)Included in the increase in depreciation and amortization for the twelve months ended December 31, 2022 is amortization expense of acquired intangible and developed technology assets related to the acquisitions of Depop and Elo7 in the third quarter of 2021.
(2)The increase in stock-based compensation expense is primarily driven by headcount growth and the issuance of equity awards as part of our compensation strategy.
(3)Acquisition-related expenses for the three and twelve months ended December 31, 2022 related to our acquisitions of Depop and Elo7 which occurred in July 2021.
(4)Goodwill impairment for the twelve months ended December 31, 2022 relates to impairment of all of the goodwill of Depop and Elo7.